Exhibit 5.2
[Letterhead of Latham & Watkins LLP]
November 20, 2009
AMB Property, L.P.
AMB Property Corporation
Pier 1, Bay 1
San Francisco, CA 94111
Re:	Registration Statement No. 333-161347, $250,000,000 Aggregate Principal Amount of 6.125% Notes due 2016 and $250,000,000 Aggregate Principal Amount of 6.625% Notes due 2019
Ladies and Gentlemen:
     We have acted as special counsel to AMB Property, L.P. a Delaware limited partnership (the “Operating Partnership”), and AMB Property Corporation, a Maryland corporation (the “Guarantor ”), in connection with the issuance of $250,000,000 aggregate principal amount of the Operating Partnership’s 6.125% Notes due 2016 and $250,000,000 aggregate principal amount of the Operating Partnership’s 6.625% Notes due 2019 (the “Notes”) and the guarantees of the Notes (the “Guarantees”) by the Guarantor pursuant to an indenture dated as of June 30, 1998 (the “Base Indenture”), as supplemented by the Eighth Supplemental Indenture dated as of November 20, 2009 (the “Eighth Supplemental Indenture”) and the Ninth Supplemental Indenture, dated November 20, 2009 (the “Ninth Supplemental Indenture,” and together with the Eighth Supplemental Indenture and the Base Indenture, the “Indenture”), by and among U.S. Bank National Association, as successor-in-interest to State Street Bank and Trust Company of California, N.A., as trustee (the “Trustee”), the Operating Partnership and the Guarantor, and pursuant to: (i) a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on August 14, 2009 (Registration No. 333-161347) (as so filed and as amended, the “Registration Statement”); (ii) a base prospectus dated August 14, 2009 (the “Base Prospectus”), (iii) a prospectus supplement dated November 17, 2009 filed with the Commission pursuant to Rule 424(b) under the Act (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”), and (iv) an underwriting agreement dated November 17, 2009 by and among the Operating Partnership, the Guarantor, Banc of America LLC, J.P. Morgan Securities Inc., and Morgan Stanley & Co. Incorporated as representatives of the several underwriters named in Schedule I of the Underwriting Agreement, (the “Underwriting Agreement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents

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of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Notes and the Guarantees.
     As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Operating Partnership, the Guarantor, and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York and the Delaware Revised Uniform Limited Partnership Act (“DRULPA”), and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state. Various matters concerning Maryland law are addressed in the opinion of Ballard Spahr, LLP, separately provided to you, and we express no opinion with respect to those matters.
     Subject to the foregoing and the other matters set forth herein, as of the date hereof,
     1. Assuming due authorization by the Guarantor on its own behalf and in its capacity as the sole general partner of the Operating Partnership, when executed, issued and authenticated in accordance with the terms of the Indenture, and the Prospectus, and delivered against payment therefor in the circumstances contemplated by the Underwriting Agreement, the Notes will be legally valid and binding obligations of the Operating Partnership, enforceable against the Operating Partnership in accordance with their respective terms.
     2. Assuming due authorization by the Guarantor on its own behalf and in its capacity as the sole general partner of the Operating Partnership, when executed, issued and authenticated in accordance with the terms of the Indenture, and the Prospectus, and delivered against payment therefor in the circumstances contemplated by the Underwriting Agreement, the Guarantees will be legally valid and binding obligations of the Guarantor, enforceable against the Guarantor in accordance with their respective terms.
     Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) the waiver of rights or defenses contained in Section 514 of the Indenture; (d) any provision requiring the payment of attorneys’ fees, where such

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payment is contrary to law or public policy; (e) any provision permitting, upon acceleration of the Notes, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon; (f) any provision to the extent it requires that a claim with respect to the Notes (or a judgment in respect of such a claim) be converted into U.S. dollars at a rate of exchange at a particular date, to the extent applicable law otherwise provides; (g) provisions purporting to make a guarantor primarily liable rather than as a surety and provisions purporting to waive modifications of any guaranteed obligation to the extent such modification constitutes a novation; and (h) the severability, if invalid, of provisions to the foregoing effect.
     With your consent, to the extent that the obligations of the Operating Partnership and the Guarantor under the Indenture, the Notes and the Guarantees (collectively, the “Documents”) may be dependent upon such matters, we have assumed for purposes of this opinion that (i) each of the parties to the Documents other than the Operating Partnership is (a) duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (b) has the requisite power and authority to execute and deliver and to perform its obligations under each of the Documents to which it is a party; and (c) has duly authorized, executed and delivered each such Document; (ii) with respect to each of the parties to the Documents other than the Operating Partnership and the Guarantor, each Document to which it is a party constitutes its legally valid and binding agreement, enforceable against it in accordance with its terms; (iii) the Notes and the Guarantees have been duly authorized for issuance by all necessary corporate action by the Guarantor on its own behalf and in its capacity as the general partner of the Operating Partnership; (iv) the Indenture has been duly authorized by all necessary corporate action by the Guarantor on its own behalf and in its capacity as the general partner of the Operating Partnership and has been duly executed and delivered by the Guarantor on its own behalf and in its capacity as the general partner of the Operating Partnership; (v) the status of the Documents as legally valid and binding obligations of the parties is not affected by any (a) breaches of, or defaults under, agreements or instruments, (b) violations of statutes, rules, regulations or court or governmental orders, or (c) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities; (vi) the Trustee is in compliance, generally and with respect to acting as Trustee under the Indenture, with all applicable laws and regulation; and (vii) all parties to the Documents other than the Operating Partnership and the Guarantor have complied with any applicable requirement to file returns and pay taxes under the Franchise Tax Law of the State of California.
     This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Operating Partnership’s Form 8-K dated November 19, 2009 and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours
/s/ Latham & Watkins LLP